_________________________________________________________________

                   CONTINENTAL AIRLINES, INC.,
                             Issuer


                               and


                    WILMINGTON TRUST COMPANY,
                 not in its individual capacity,
                      but solely as Trustee



                _________________________________



                  FIRST SUPPLEMENTAL INDENTURE
                   Dated as of July ___, 1996

_________________________________________________________________

   Supplemental to Indenture dated as of November 28, 1995



          FIRST SUPPLEMENTAL INDENTURE dated as of July ___, 1996 (this "Supplemental Indenture"), made and entered into by and between Continental Airlines, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company,,) having its principal office at 2929 Allen Parkway, Suite 2010, Houston, Texas 77019, and Wilmington Trust Company, not in its individual capacity but solely as Trustee (herein called the "Trustee") under the Indenture of the Company dated as of November 28, 1995 (such Indenture as supplemented to the date hereof, the "Indenture").

          WHEREAS, Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture without the consent of any Holders to, among other things, make any provision with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Securities or, so long as any of the Preferred Securities shall remain outstanding, the holders of the Preferred Securities;

          WHEREAS, the Company desires to provide, on the terms and subject to the conditions set forth below, holders of Preferred Securities with the right to directly institute a proceeding for enforcement of payment to such holder of Preferred Securities of the principal of or interest on the Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder; and

          WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

          WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done:

          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises set forth herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

          1. Article Five of the Indenture is hereby amended by replacing in its entirety Section 516 as follows:

          "SECTION 516. Enforcement by Holders of Preferred Securities.

          Notwithstanding anything to the contrary contained herein, if the Property Trustee fails to enforce its rights under the Securities after any holder of Preferred Securities shall have made a written request to the Property Trustee to enforce such rights, such holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights, as Holder of the Securities, without first instituting any legal proceeding against the Property Trustee or any other Person. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of Preferred Securities of the principal of or interest on the Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Securities.

          2. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          a. the terms defined in this Supplemental Indenture have the meanings assigned to them in this Supplemental Indenture;

          b. the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular
Article, Section, Clause or other subdivision; and

          c. capitalized terms used but not defined herein are used as they are defined in the Indenture.

          3.  All covenants and agreements in this Supplemental
Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

          4. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          5. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

          6. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the holders of Senior Indebtedness, the holders of Preferred Securities (to the extent provided herein) and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

     7.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITh ThE LAWS OF THE STATE OF NEW YORK,
WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     8. The Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

     9. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shll together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                        CONTINENTAL AIRLINES, INC.


                        By:____________________
                        Name:
                        Title:


Attest:___________________________
Name:
Title:

                        WILMINGTON TRUST COMPANY, not in its
                        individual capacity but solely as Trustee


                        By:______________________
                        Name:
                        Title:

Attest:___________________________
Name:
Title: